 Press Release

BioPharmX Receives Notice of Compliance Deadline Extension from NYSE American

SAN JOSE, Calif., September 20, 2019 /PRNewswire/ -- BioPharmX Corporation (NYSE American: BPMX) (the “Company”), a specialty pharmaceutical company focused on developing innovative medical dermatology products, received a notice on September 19, 2019 from the NYSE American LLC (the “NYSE American”) granting the Company an extension until March 24, 2020 to regain compliance with certain NYSE American continued listing standards related to its stockholders’ equity balance.

On September 24, 2018, the Company received a deficiency letter from NYSE American stating that the Company was not in compliance with the continued listing standards as set forth in Section 1003(a)(i)-(iii) of the NYSE American Company Guide, which requires listed companies to maintain stockholders’ equity of $6.0 million or more if they have reported losses from continued operations and/or net losses in their five most recent fiscal years (Section 1003(a)(iii)). Following a review of the Company’s request for extension and accompanied compliance plan, the NYSE American has granted a six-month extension predicated on it regaining compliance with this listing requirement by the end of the compliance period.

“We appreciate the continued cooperation from the NYSE American,” said Dr. Tierney, BioPharmX CEO. “In working closely with the Locust Walk team, our goal is to announce a strategic partnership transaction to advance our late-stage topical minocycline drug candidates in Q4 2019, which should contribute to regaining compliance.”

The Company's common stock will continue to be listed and traded on NYSE American during the extended cure period, subject to the Company's compliance with NYSE American's other applicable continued listing standards. The letter does not affect the Company's business operations or its Securities and Exchange Commission reporting requirements.

About BioPharmX® Corporation
BioPharmX Corporation (NYSE American: BPMX) is a specialty pharmaceutical company developing prescription products through its proprietary HyantX™ Topical Delivery System for dermatology indications. To learn more about BioPharmX, visit www.BioPharmX.com.

Forward-Looking Statement
The information in this press release contains forward-looking statements and information within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are subject to the "safe harbor" created by those sections. This press release contains forward-looking statements about the Company's expectations, plans, intentions, and strategies, including, but not limited to, our ability to regain compliance with the continued listing standards of the NYSE American and our ability to execute a strategic transaction or the timing of such a transaction. Additional risks are set forth in our filings with the Securities and Exchange Commission, including those described in the Company's Quarterly Report on Form 10-Q for the most recent fiscal quarter. The forward-looking statements included in this news release are made only as of the date hereof, and the Company undertakes no obligation to publicly update such statements. BioPharmX is a registered trademark of BioPharmX, Inc.

For further information: Investor and Media Contact, investors@biopharmx.com